EXHIBIT 4
                                              Disclosure Controls and Procedures


                             Petrofund Energy Trust
                                    Form 40-F



CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures. The Trust's principal executive officer and its principal financial officer, after evaluating the effectiveness of the Trust disclosure controls and procedures (as defined in U.S. Exchange Act Rules 13a - 15(e) and 15d - 15(e)) as of the end of the period covered by this annual report, have concluded that, as of such date, the Trust's disclosure controls and procedures were adequate and effective to ensure that material information relating to the Trust and its subsidiaries would be made known to them by others within those entities.

Changes in internal controls over financial reporting. There was no change in the Trust's internal control over financial reporting that occurred during the period covered by this annual report that has materially affected, or is reasonably likely to materially affect, the Trust's internal controls over financial reporting.